For immediate release For more information, contact:

Investor Relations
(972) 699-4055
Email: investor@xanser.com

XANSER CORPORATION ANNOUNCES THIRD QUARTER RESULTS

DALLAS, TEXAS (November 14, 2006) – Xanser Corporation (NYSE: XNR) today reported results for the quarter ended September 30, 2006. Revenues for the quarter were $60.3 million, compared with $40.4 million for the third quarter 2005. The Company reported a net loss of $(3.3) million for the quarter, compared with net income of $41,000 for the same period last year.

For the nine month period ended September 30, 2006, Xanser reported revenues of $179.6 million, compared with $119.0 million for the same period last year. The Company reported a net loss of $(2.6) million for the nine month period, compared with a net loss of $(4.0) million for the nine month period in 2005.

“We had good growth in revenues and business in the third quarter,” said John R. Barnes, chairman and CEO of Xanser Corporation. “But we also had unusual expenses relating to the acquisition in Furmanite, old business in Xtria and legal costs, all totaling some $5.0 million for the quarter. Excluding those expenses and costs, Xanser’s core businesses in the third quarter would have contributed a $1.7 million improvement over the third quarter 2005. We look forward to seeing the benefits of our work and investments this year realized in the performance of our business going forward.”

BUSINESS SEGMENT REVIEW

Technical Services – Furmanite

For the quarter ended September 30, 2006, Furmanite’s revenues increased to $57.6 million, compared with $35.4 million for the same period last year. Furmanite’s third quarter operating income was $1.7 million, after expensing legal and integration costs of $2.5 million, compared with $3.5 million for the third quarter 2005.

For the nine months ended September 30, 2006, Furmanite’s revenues increased to $170.8 million, compared with $101.0 million, and operating income increased to $9.6 million, compared with $8.0 million for the nine month period in 2005.

“During the third quarter, we expensed $2.5 million in costs associated with the integration of the GSG acquisition, including consolidation of field offices and of accounting and IT systems, as well as legal costs relating to the acquisition and the expansion of our business,” said Michael L. Rose, president and chief operating officer of Xanser. “In terms of the operations of our business, we had a good quarter compared to last year, with strong revenue increases and improvement at the bottom line before expensing these costs.”

Furmanite’s business is the protection and management of its customers’ critical assets, and the company’s technical and technological capabilities help to assure that customers’ critical assets are on line and performing for maximum profit. 2004 marked 75 years of Furmanite serving industry worldwide. Today, Furmanite is recognized as ‘the’ worldwide expert in the field of on-site and on-line plant and pipeline maintenance. Furmanite’s single mission and business goal is to maximize asset uptime for customers. Specifically, everything Furmanite does directly relates to keeping an asset on-line, productive and profitable; be it a pipeline, a plant, or personnel. Furmanite ensures asset productivity and profitability for a variety of industries — chemical and petrochemical, oil and gas, power generation, pulp and paper, pharmaceutical, and national defense. This commitment to excellence, coupled with Furmanite’s broad array of services and proprietary technology, is a critical component to the operation and financial success of some of the world’s largest process manufacturers, energy producers, and suppliers. Furmanite has more than 50 offices on five continents. Its website is www.furmanite.com.

Information Technology Services – Xtria

For the quarter ended September 30, 2006, Xtria’s revenues were $2.7 million, compared with revenues of $5.0 million for the same period last year. Xtria’s operating loss for the quarter was $(2.7) million, after expensing costs of $2.5 million relating to old business and legal expenses, compared with an operating loss of $(1.3) million for the third quarter 2005.

For the nine months ended September 30, 2006, Xtria’s revenues were $8.8 million, compared with $18.1 million, and its operating loss was $(5.1) million, compared with $(6.8) million for the nine month period in 2005.

“Xtria’s third quarter included $2.5 million in unusual expenses relating to old business and legal costs. In line with our decision to limit Xtria’s healthcare business to the fulfillment of existing contracts, we are focusing on the government sector, which offers continuing opportunities for growth in the future,” said Mr. Rose.

Xtria is an information technology services provider to the government markets. These services are provided through focused offerings of solutions, services and systems. For agencies of the federal, state and local government, Xtria provides program and policy analysis, program implementation and program evaluation services. Its website is www.xtria.com.

ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) provides technology-based and technical services worldwide. Headquartered in Dallas, Texas, Xanser’s operations consist of an international technical services firm, Furmanite, and an information technology services company, Xtria.  Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. Xtria provides a portfolio of innovative technology solutions to the government markets. For more information, visit www.xanser.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

###